Exhibit 99.1

Lion Biotechnologies Names Elma Hawkins President and

Chief Operating Officer

LOS ANGELES, CA (August 20, 2014) – Lion Biotechnologies, Inc. (OTCBB: LBIO), a biotechnology company that is developing novel cancer immunotherapies based on tumor infiltrating lymphocytes (TILs), today announced that it has hired Elma Hawkins, PhD, MBA, to serve as president and chief operating officer. Her appointment is effective immediately.

Having served as Lion’s head of clinical development since February 2014, Dr. Hawkins has more than 30 years of experience in biotechnology drug development, corporate development, fundraising and general management, with a special focus on oncology. For the past eight years, she has consulted for various biotechnology companies and financial institutions, and she also served as president of Viridian Pharmaceuticals.

Previously, Dr. Hawkins was president and CEO of Advanced Viral Research, vice chairman of Antigenics and director of corporate development at Genzyme Corporation. Earlier in her career, she held preclinical, clinical and regulatory positions at Warner-Lambert/Parke-Davis Pharmaceuticals and at the Center for the Study of Drug Development at Tufts University. She holds multiple degrees, including a PhD in organic chemistry and an MBA.

“Elma brings to Lion a distinguished track record in oncology drug development, as well as the strategic perspective of a seasoned biotechnology executive,” said Manish Singh, PhD, Lion’s chairman and CEO. “We are therefore thrilled to welcome her as president and chief operating officer, and are confident that her impressive range of skills, experience and expertise will be an asset to Lion as we continue to advance our pipeline of novel, T-cell based therapeutics.”

Dr. Hawkins commented, “I’m delighted to be joining Lion at this very exciting time in cancer immunotherapy. Lion’s TIL programs have demonstrated impressive efficacy in melanoma, both alone and in combination with checkpoint inhibitors. I look forward to overseeing the company’s operations as it progresses its current trials, while expanding its manufacturing capabilities and investigating new tumor indications for TIL therapy.”

About Lion Biotechnologies

Lion Biotechnologies, Inc. is engaged in the development of T-cells and engineered T-cells for the treatment of various cancers.  The company’s lead product candidate is a ready-to-infuse autologous T-cell therapy utilizing tumor-infiltrating lymphocytes (TILs) for the treatment of patients with Stage 4 metastatic melanoma, and is based on a clinical CRADA with the National Cancer Institute. TIL therapy is also being evaluated in physician-sponsored clinical trials at MD Anderson Cancer Center and the H. Lee Moffitt Cancer Center & Research Institute. For more information, please visit http://www.lionbio.com.

Forward Looking Statements

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including the risk that manipulating specific costimulatory pathways during TIL expansion can be effective for therapeutic purposes, or that effective biomarkers that distinguish patients who respond to TIL therapy can be successfully developed, and, in particular, that the Company's TILs technologies can be further successfully developed or commercialized. Additional risks and uncertainties are described in the Company's most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as permitted by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations
The Trout Group
Gitanjali Jain Ogawa
646-378-2949
gogawa@troutgroup.com